KKR REAL ESTATE FINANCE TRUST INC. REPORTS
THIRD QUARTER 2024 FINANCIAL RESULTS

New York, NY, October 21, 2024 - KKR Real Estate Finance Trust Inc. (the “Company” or “KREF”) (NYSE: KREF) today reported its financial results for the quarter ended September 30, 2024.

Reported net loss attributable to common stockholders of ($13.0) million, or ($0.19) per diluted share of common stock, for the three months ended September 30, 2024, compared to net income attributable to common stockholders of $20.2 million, or $0.29 per diluted share of common stock, for the three months ended June 30, 2024.

Reported Distributable Earnings of $25.9 million, or $0.37 per diluted share of common stock, for the three months ended September 30, 2024, compared to a Distributable Loss of ($108.7) million, or ($1.57) per diluted share of common stock, for the three months ended June 30, 2024.

Third Quarter 2024 Highlights

•$637.6 million liquidity position, including $108.8 million of cash and $475.0 million of undrawn capacity on our corporate revolving credit agreement as of September 30, 2024
•Received $290.0 million in loan repayments and funded $55.3 million in loan principal
•Repaid $267.8 million in financing, net, reducing debt-to-equity ratio and total leverage ratio to 1.8x and 3.8x, respectively
•Current loan portfolio of $6.3 billion:
•99% floating rate with a weighted average unlevered all-in yield(1) of 8.3% as of September 30, 2024
•Multifamily and industrial assets represent 60% of the loan portfolio
•Weighted average loan-to-value ratio ("LTV")(2) of 65%
•Collected 100% of interest payments due on the loan portfolio
•Average risk rating of the loan portfolio was 3.2, weighted by outstanding principal amount
•Diversified financing sources totaling $8.3 billion with $3.0 billion of undrawn capacity:
•79% of secured financing is fully non-mark-to-market and the remaining balance is mark-to-credit only
•Extended the final maturity date of a $1.0 billion term credit facility to September 2029
•No final facility maturities until 2026 and no corporate debt due until 2027
•Common book value of $1,030.2 million, or $14.84 per share, as of September 30, 2024, inclusive of a CECL allowance of $150.9 million, or ($2.17) per share. The CECL allowance was increased by $36.4 million, or ($0.52) per share, for the three months ended September 30, 2024 due primarily to additional reserves for risk-rated 5 loans, primarily in the life science sector.

Matt Salem, Chief Executive Officer of KREF, said: “This quarter represents another significant step forward in managing our portfolio. KREF is now positioned to re-enter the lending market and invest in this attractive real estate credit environment.”

Patrick Mattson, President and Chief Operating Officer of KREF, added: “KREF continues to operate with high levels of liquidity exceeding $630 million. Year to date repayments surpassed $1 billion and we are projecting higher levels in 2025, which will lead to incremental capital for new investments.”

(1)    All-in yield includes cash coupon, amortization of deferred origination fees, loan origination costs and purchase discounts, and excludes loans accounted for under the cost recovery method.
(2)    LTV is generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated. Weighted average LTV excludes loans with a risk rating of 5.

Portfolio Summary

The following table sets forth certain information regarding the Company’s portfolio as of September 30, 2024 ($ in millions):

Investment	Committed Principal / Investment Amount	Outstanding Principal / Investment Amount	Carrying Value(A)	Net Equity(B)	Max Remaining Term (Years)(C)(D)	Weighted Average LTV(D)
Senior Loans	$6,848.6	$6,339.7	$6,178.6	$1,567.2	2.2	65%
Real Estate Assets(E)	335.6	335.6	335.6	264.2	n.a.	n.a.
CMBS B-Pieces	40.0	35.4	35.4	35.4	4.7	58
Total/Weighted Average	$7,224.2	$6,710.7	$6,549.7	$1,866.8	2.2	65%

(A)    Carrying value for senior loans represents the amortized cost, net of applicable allowance for credit losses. Carrying value for real estate assets represents the investment amount. Carrying value for CMBS B-Pieces, held through an equity method investment, is measured at fair value.
(B)    Net equity reflects (i) the amortized cost basis of our loans, net of borrowings; and (ii) real estate assets, net of borrowings and noncontrolling interests.
(C)    Max remaining term (years) assumes all extension options are exercised, if applicable.
(D)    Weighted by outstanding principal amount for senior loans. Weighted average LTV excludes loans with a risk rating of 5.
(E)    Real estate assets include real estate owned and an equity method investment.

Non-GAAP Financial Measures

Reconciliation of Distributable Earnings (Loss) to Net Income (Loss) Attributable to Common Stockholders

The table below reconciles Distributable Earnings (Loss) and related diluted per share amounts to net income (loss) attributable to common stockholders and related diluted per share amounts, respectively, for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023 ($ in thousands, except per share data):

	Three Months Ended
	September 30, 2024	Per Diluted Share(A)	June 30, 2024	Per Diluted Share(A)	September 30, 2023	Per Diluted Share(A)
Net Income (Loss) Attributable to Common Stockholders	$(12,991)	$(0.19)	$20,223	$0.29	$21,401	$0.31
Adjustments
Non-cash equity compensation expense	2,180	0.03	2,226	0.03	2,184	0.03
Depreciation and amortization	732	0.01	—	—	—	—
Unrealized (gains) or losses, net	(344)	—	145	—	(25)	—
Provision for credit losses, net	38,200	0.55	4,545	0.07	8,814	0.13
(Gain) loss on sale of investments	—	—	615	0.01	—	—
Distributable Earnings before realized loss	$27,777	$0.40	$27,754	$0.40	$32,374	$0.47
Realized loss on loan write-offs, net(B)	(1,832)	(0.03)	(135,811)	(1.96)	(15,000)	(0.22)
Realized loss on sale of investments(C)	—	—	(615)	(0.01)	—	—
Distributable Earnings (Loss)	$25,945	$0.37	$(108,672)	$(1.57)	$17,374	$0.25
Diluted weighted average common shares outstanding	69,434,938		69,423,244		69,122,636

(A)    Numbers presented may not foot due to rounding.
(B)    Includes (i) a $1.8 million write-off on a senior loan repaid during the three months ended September 30, 2024; (ii) a combined $98.5 million write-off on two senior loans and a $37.5 million write-off of a mezzanine loan during the three months ended June 30, 2024; and (iii) a $15.0 million write-off of a subordinated loan during the three months ended September 30, 2023.
(C)     Includes a $615 thousand loss on the sale of certain real estate owned assets during the three months ended June 30, 2024.

Teleconference Details:

The Company will host a conference call to discuss its financial results on Tuesday, October 22, 2024 at 10:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s third quarter 2024 earnings teleconference call should dial from the U.S., (844) 784-1730, or from outside the U.S., +1 (412) 380-7410, shortly before 10:00 a.m. and reference the KKR Real Estate Finance Trust Inc. Teleconference Call; a pass code is not required. Please note the teleconference call will be available for replay beginning approximately two hours after the broadcast. To access the replay, callers from the U.S. should dial (877) 344-7529 and callers from outside the U.S. should dial +1 (412) 317-0088, and enter conference identification number 1928717.

Webcast:

The conference call will also be available on the Company’s website at www.kkrreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the webcast will also be available for 30 days on the Company’s website.

Supplemental Information

The slide presentation accompanying this release and containing supplemental information about the Company’s financial results for the quarter ended September 30, 2024 may also be accessed through the investor relations section of the Company’s website at www.kkrreit.com.

About KKR Real Estate Finance Trust Inc.

KKR Real Estate Finance Trust Inc. (NYSE: KREF) is a real estate investment trust that primarily originates or acquires transitional senior loans collateralized by institutional-quality commercial real estate assets that are owned and operated by experienced and well-capitalized sponsors and located in liquid markets with strong underlying fundamentals. The Company's target assets also include mezzanine loans, preferred equity and other debt-oriented instruments with these characteristics. The Company is externally managed and advised by KKR Real Estate Finance Manager LLC, a registered investment adviser and an indirect subsidiary of KKR & Co. Inc., a leading global alternative investment firm with an over 45-year history of leadership, innovation and investment excellence and $601.3 billion of assets under management as of June 30, 2024.

Additional information can be found on the Company’s website at www.kkrreit.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, its future operations and financial performance. You can identify these forward looking statements by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “should,” “seek,” “approximately,” “predict,” “intend,” “will,” “plan,” “estimate,” “anticipate,” the negative version of these words, other comparable words or other statements that do not relate strictly to historical or factual matters. By their nature, forward-looking statements speak only as of the date they are made, are not statements of historical fact or guarantees of future performance and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations, taking into account all information currently available to it. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. Such forward-looking statements are subject to various risks and uncertainties, including, among other things: the general political, economic, competitive, and other conditions in the United States and in any foreign jurisdictions in which we invest; global economic trends and conditions, including heightened inflation, slower growth or recession, changes to fiscal and monetary policy, fluctuations in interest rates and credit spreads, labor shortages, currency fluctuations and challenges in global supply chains; deterioration in the performance of the properties securing our investments; difficulty accessing financing or raising capital; and the risks, uncertainties and factors set forth under Part I-Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in this release. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and information included in this release and in the Company’s filings with the SEC. All forward-looking statements in this release speak only as of the date of this release. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

CONTACT INFORMATION

Investor Relations:

Jack Switala

Tel: 212-763-9048

kref-ir@kkr.com

Media:

Miles Radcliffe-Trenner

Tel: 212-750-8300

media@kkr.com

Definitions:

“Loan-to-value ratio”: Generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated. For the CMBS B-Pieces, LTV is based on the weighted average LTV of the underlying loan pool.

“Distributable Earnings”: Distributable Earnings, a measure that is not prepared in accordance with GAAP, is a key indicator of the Company's ability to generate sufficient income to pay its quarterly dividends and in determining the amount of such dividends, which is the primary focus of yield/income investors who comprise a significant portion of the Company’s investor base. Accordingly, the Company believes providing Distributable Earnings on a supplemental basis to its net income as determined in accordance with GAAP is helpful to its stockholders in assessing the overall performance of the Company’s business.

The Company defines Distributable Earnings as net income (loss) attributable to common stockholders or, without duplication, owners of the Company’s subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (iv) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items agreed upon after discussions between the Company’s manager and board of directors and after approval by a majority of the Company’s independent directors. The exclusion of depreciation and amortization from the calculation of Distributable Earnings only applies to debt investments related to real estate to the extent the Company forecloses upon the property or properties underlying such debt investments.

Distributable Earnings should not be considered as a substitute for GAAP net income or taxable income. The Company cautions readers that its methodology for calculating Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, the Company’s reported Distributable Earnings may not be comparable to similar measures presented by other REITs.

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